UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 14, 2008

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on November 4, 2008, Bevil J. Hogg, the Company’s Chief Executive Officer, notified the Company of his intention to resign and take retirement effective as of December 31, 2008.

In connection with such notification, Mr. Hogg subsequently entered into an amendment to his employment agreement. Under this agreement, Mr. Hogg will receive salary continuance equal to his current annual base salary of $400,000 for two years, offset by any amounts he receives from other employment or consulting services for any other individual or entity during such period. Mr. Hogg will be entitled to participate in the Company’s medical and dental plans during the two-year period unless he assumes full-time employment with another employer. Mr. Hogg’s outstanding equity awards subject to vesting that would have vested over the 24 month period following December 31, 2008 will automatically be vested as of December 31, 2008, and he will have a two-year exercise period following December 31, 2008 to exercise his vested equity awards. Mr. Hogg agreed to relinquish 85,900 shares of Performance Based Restricted Shares in exchange for the grant of 21,475 Time Based Restricted Shares, all of which will vest upon his retirement on December 31, 2008. Mr. Hogg will continue to be eligible to participate in the Company’s 2008 Quarterly Bonus Plan and 2008 Annual Management Bonus Plan during and through the fourth quarter of fiscal year 2008, in accordance with and subject to the terms and conditions set forth in such plans, but will not participate in any future bonus plans. He will continue to serve as a member of the Board through at least the end of his current term, which expires at the 2010 annual stockholders meeting. Any cash payments for such service will offset the salary continuation payments described above, and Mr. Hogg will not receive equity awards for his continued service on the Board. The agreement also contains confidentiality and non-competition provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: November 14, 2008	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer